Exhibit 99.1

NEWS FROM ARCH COAL FOR IMMEDIATE RELEASE Investors: Jennifer Beatty 314/994.2781

Arch Coal Announces Pricing of $375 Million Senior Notes Offering

ST. LOUIS (Nov. 14, 2012) — Arch Coal, Inc. (NYSE:ACI) today announced the pricing of $375 million aggregate principal amount of its 9.875% senior notes due 2019 at an issue price of 95.934% of principal amount, resulting in a yield to maturity of 10.75%.  Due to strong investor demand, the offering was upsized to $375 million from the previously announced $350 million.  Arch will pay interest on the notes on June 15 and December 15 of each year, beginning on June 15, 2013.  The notes will be guaranteed by Arch’s subsidiaries that guarantee indebtedness under Arch’s senior secured credit facility.

The notes will be offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act.  The offering is subject to market and other conditions.  Arch intends to use the net proceeds from the offering for general corporate purposes.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to sell or a solicitation of an offer to buy any securities.  The notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or applicable exemption from registration requirements.

U.S.-based Arch Coal is a top five global coal producer and marketer.  Arch is the most diversified American coal company, with mining complexes across every major U.S. coal supply basin.  Its core business is supplying cleaner-burning, low-sulfur thermal and metallurgical coal to power generators and steel manufacturers on five continents.

Forward-Looking Statements:  This press release contains “forward-looking statements” — that is, statements related to future, not past, events.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature.  These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements.  We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.  For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

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